Exhibit A-1

AUTHORIZATION

INVESTMENT MANAGERS SERIES TRUST

In accordance with Rule 0-2(c) under the Investment Company Act of 1940, as amended, Maureen Quill, in her capacity as President of Investment Managers Series Trust (the “Trust”), states that all actions necessary to authorize the execution and filing of this Application by the Trust have been taken, and that she is authorized to sign and file this Application on behalf of the Trust pursuant to her general authority as President of the Trust and pursuant to the following resolution adopted by the Board of Trustees of the Trust on December 4, 2024:

RESOLVED, that the appropriate officers of the Trust are authorized to file on behalf of the Trust an application with the Securities and Exchange Commission for an order (the “Order”) pursuant to Section 6(c) of the Investment Company Act of 1940, as amended (“1940 Act”), for an exemption from Sections 2(a)(32), 5(a)(1), 18(f)(1), 18(i), 22(d) and 22(e) of the 1940 Act and Rule 22c-1 under the 1940 Act and under Sections 6(c) and 17(b) of the 1940 Act for an exemption from Sections 17(a)(1) and 17(a)(2) of the 1940 Act. The Order that would permit: (i) a Fund, no shares of which are listed for trading on an exchange (a “Mutual Fund”), to offer a class of exchange-traded shares (each such class, an “ETF Class,” and such shares, “ETF Shares”) in addition to classes of shares that are not exchange-traded (each such class, a “Mutual Fund Class,” and such shares, “Mutual Fund Shares”); and (ii) a Fund, shares of which are listed for trading on an exchange (an “ETF”), to offer a Mutual Fund Class and Mutual Fund Shares in addition to an ETF Class and ETF Shares. The Order would provide Funds with two broad categories of relief: (i) the relief necessary to permit or continue, as applicable, standard ETF operations consistent with Rule 6c-11 under the 1940 Act (“ETF Operational Relief”); and (ii) the relief necessary for a Mutual Fund to offer an ETF Class (“ETF Class Relief”) and for an ETF to offer a Mutual Fund Class (“Mutual Fund Class Relief” and, together with ETF Class Relief, “Share Class Relief”).

/s/ Maureen Quill
Name:	Maureen Quill
Date:	January 15, 2025

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Exhibit A-2

AUTHORIZATION

ADVISORS ASSET MANAGEMENT, INC.

In accordance with Rule 0-2(c) under the Investment Company Act of 1940, as amended, Marilee Ferone states that all actions necessary to authorize the execution and filing of this Application by Advisors Asset Management, Inc. (the “Applicant”) have been taken and that, as Executive Vice President of the Applicant, she is authorized to execute and file this Application on behalf of the Applicant.

/s/ Marilee Ferone
Name:	Marilee Ferone Executive Vice President, Head of Asset Management Solutions
Date:	January 15, 2025

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